NONQUALIFIED STOCK OPTION AGREEMENT
PURSUANT TO THE FMC CORPORATION
INCENTIVE COMPENSATION AND STOCK PLAN

This Agreement is made by FMC CORPORATION, a Delaware corporation, (the “Company”) and (Insert Name of Recipient) (the “Employee”).

In 2001, the Board of Directors of the Company (the “Board”) merged the FMC 1995 Management Incentive Plan with and into the FMC 1995 Stock Option Plan and renamed the FMC 1995 Stock Option Plan the FMC Corporation Incentive Compensation and Stock Plan (the “Plan”). The Plan, as it may be amended and continued, is incorporated by reference and made a part of this Agreement and will control the rights and obligations of the Company and the Employee under this Agreement. Except as otherwise provided, capitalized terms have the meaning provided in the Plan. To the extent there is a conflict between the Plan and this Agreement, the Plan will prevail.

The Compensation and Organization Committee of the Board (the “Committee”) determined that it would be to the competitive advantage and interest of the Company and its stockholders to grant a stock option to the Employee as an inducement to remain in the service of the Company or one of its affiliates (collectively, the “Employer”) and as an incentive for increased efforts during such service.

The Committee, on behalf of the Company, has granted to the Employee on the (Insert Grant Date) (the “Grant Date”) a nonqualified stock option (the “Option”) to purchase an aggregate of (Insert Number of Shares) shares of the common stock of the Company par value of $.10 per share (the “Common Stock”) at a price of (Insert Stock Price) per share upon the following terms and conditions:

1.    Time of Exercise of Option. Subject to its termination as provided in Section 3, below, and to the satisfaction of the requirements of Section 2 below, 100% of the Option will become exercisable upon the earliest of the following (the “Vesting Date”):

a.the third anniversary of the Grant Date;

b.the date of the Employee’s death;

c.the date of the Employee’s Disability;

d.the date of the Employee’s retirement after he or she (i) has both attained age 62 and completed 10 years of service with the Employer; or (ii) attained age 65 (“Retirement”); or

e.the cessation of the Employee’s employment with the Employer within two years following a Change in Control due to a termination by the Employer without Cause or a resignation by the Employee with Good Reason (as defined in Section 18), provided (i) the Employee executes and delivers to the Employer a general release of claims against the Company and its affiliates in a form prescribed by the Employer, and (ii) such release becomes irrevocable within 60 days following that cessation or such shorter period specified by the Employer.

Once exercisable, the Option will remain exercisable from time to time, in whole or in part, until terminated in accordance with the Plan or Section 3, below. This right extends to the Employee or the person or persons to whom the Employee’s rights under the Option pass by will or by the applicable laws of descent and distribution.

2.    Employment. Subject to Section 3, below, it is a condition precedent to the right to exercise the Option that the Employee remain in the employ of the Employer continuously during the period from the Grant Date to the Vesting Date. Any portion of the Option that is not vested as of the Employee’s termination of employment with the Employer (including any portion subject to acceleration under Section 1(e) but for which the release requirement is not timely satisfied) will be forfeited as of such termination of employment.

3.    Termination of Option. The Option and all rights hereunder, to the extent such rights will not have been exercised, will terminate and become null and void on the earliest of (a) (Insert Expiration Date), (b) three months after the date the Employee ceases to be an employee of the Employer for any reason other than death, Disability or Retirement, (c) the fifth anniversary of the Employee’s Retirement or termination due to Disability or death, (d) the date the Employee is terminated for Cause, or (e) if so determined by the Committee, the date of the consummation of a Change in Control, provided the Employee is afforded the opportunity to exercise the Option immediately prior to that Change in Control (such earliest date being referred to as the "Option Expiration Date").

4.    Right to Exercise. The Option may be exercised at any time on or after the date on which it first becomes exercisable under Sections 1 and 2 above, to and including the Option Expiration Date by the Employee or by the person or persons to whom the Employee's rights under the Option will pass by will or by the applicable laws of descent and distribution. In no event may the Option be exercised to any extent by anyone before it becomes exercisable pursuant to Sections 1 and 2 above, or after the Option Expiration Date.

5.    Method of Exercise. The Employee (or other person entitled to do so) may exercise the Option with respect to all or any part of the shares then subject to such exercise (a) by contacting the Company c/o Charles Schwab Corporate Services via website http://eac.schwab.com or telephone 1-800-654-2593, specifying the Grant Date, the number of such shares as to which the Option is being exercised, paying by cash or check, bank draft or postal or express money order payable to the order of the Company in lawful money of the United States an amount equal to the sum of the option price of such shares and the amount of any taxes required to be withheld by the Company (the “Option Payment”) or by shares of Common Stock having a Fair Market Value at the date of such notice equal to the Option Payment or by a combination of cash, check, draft, money order and such shares, and (b) by giving satisfactory assurance in writing that such shares will not be publicly offered for sale, other than on a national securities exchange. The Company may from time to time make available alternative methods of exercise upon notice to the Employee. As soon as practicable after receipt of such notice and payment, the Company will, without transfer or issue tax or other incidental expense to the Employee or other person exercising the Option, issue the Common Stock deliverable upon such exercise by causing its transfer agent to make an appropriate book entry in the name of the Employee or other person exercising the Option.

6.    Adjustment. The Committee may make equitable substitutions or adjustments in the Option and/or Common Stock issuable upon exercise of the Option as it determines to be appropriate in the event of any corporate event or transaction such as a stock split, merger, consolidation, separation, including a spin-off or other distribution of stock or property of the Company, reorganization or any partial or complete liquidation of the Company.

7.    Rights Prior to Exercise. The Option will during the Employee’s lifetime be exercisable only by the Employee, and neither the Option nor any right thereunder will be assignable or transferable by the Employee by voluntary or involuntary act, operation of law, or otherwise, other than by testamentary bequest or devise or the laws of descent and distribution. Any effort to assign or transfer a right, except as provided for herein, will be ineffective and may result in the Company terminating the Option. Neither the Employee nor any other person entitled to exercise the Option will have any of the rights of a stockholder with respect to the shares subject to the Option, except to the extent that Common Stock will have been issued upon the exercise of the Option.

8.    No Limitation on Rights of the Company. The granting of the Option will not in any way affect the right or power of the Company to make adjustments, reclassifications or changes in its capital or business structure or to merge, consolidate, reincorporate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

9.    Employment. Nothing in this Agreement or in the Plan will be construed as constituting a commitment, guarantee, agreement or understanding of any kind or nature that the Employer will continue to employ the Employee, or as affecting in any way the right of the Employer to terminate the employment of the Employee at any time.

10.    Government Regulation. The Company’s obligation to deliver Common Stock upon exercise of the Option will be subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required.

11.    Withholding. The Employer will comply with all applicable withholding tax laws, and will be entitled to take any action necessary to effectuate such compliance.

12.    Notice. Any notice to the Company provided for in this Agreement will be addressed to it in care of its Secretary, FMC Corporation, 1735 Market Street, Philadelphia, PA 19103, and any notice to the Employee (or other person entitled to exercise the Option) will be addressed to the Employee’s address now on file with the Company, or to such other address as either may designate to the other in writing. Any notice will be deemed to be duly given when enclosed in a properly sealed envelope and addressed as stated above, and deposited, postage paid, in a post office or branch post office regularly maintained by the United States government.

13.Administration. The Committee administers the Plan. The Employee’s rights under this Agreement are expressly subject to the terms and conditions of the Plan, a complete copy of which will be sent to you upon your written request to the office of the Vice President of Human Resources.

14.Binding Effect. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

15.Sole Agreement. This Agreement is the entire agreement between the parties regarding the Option, and any and all prior oral and written representations are merged into this Agreement. This Agreement may only be amended by written agreement between the Company and the Employee.

16.Governing Law. The interpretation, performance and enforcement of this agreement will be governed by the laws of the State of Delaware.

17.Discretionary Nature. The employee acknowledges and agrees that this award is discretionary, and any future awards will be made in the Committee’s discretion; and that the Plan may be terminated, amended or canceled by the Company at any time.

18.Good Reason. For purposes of this Agreement, “Good Reason” will have the meaning defined in the Employee’s Individual Agreement, if any. If no Individual Agreement exists, “Good Reason” will mean the occurrence of any one or more of the following:

a.The assignment to the Employee of duties materially inconsistent with his or her authorities, duties, responsibilities or position, or a material adverse change in the Employee’s authorities, duties, responsibilities, position or reporting requirements;

b.The Employer’s relocation of the Employee’s principal worksite by more than (50) miles, excepting travel substantially consistent with the Employee’s business obligations; or

c.A material reduction in the Employee’s base salary.

provided that any such event will constitute Good Reason only if Employee notifies the Employer in writing of such event within 90 days following the initial occurrence thereof, the Employer fails to cure such event within 30 days after receipt from Employee of written notice thereof, and Employee resigns his employment within 180 days following the initial occurrence of such event.

[Signature Page Follows.]

Each party has executed this Agreement on the date indicated below, respectively.

FMC CORPORATION

By:	/s/ Pierre Brondeau
	Pierre Brondeau	(Employee)
Chairman, President and
Chief Executive Officer
(Title)

	(Date)	(Division)

(Address)

(Date)